Exhibit 99.1

PRESS RELEASE

ATLANTIC CAPITAL BANCSHARES, INC. ANNOUNCES

DAVID EIDSON JOINS BOARD OF DIRECTORS

Atlanta, GA – December 21, 2020 – Atlantic Capital Bancshares, Inc. (NASDAQ: ACBI)  (“Atlantic Capital”), the parent company of Atlantic Capital Bank, N.A., announced today that David Eidson has been appointed to the Board of Directors of Atlantic Capital and the bank to fill the vacancies caused by the increase of each respective board to ten directors.  Mr. Eidson will serve a term expiring at the 2021 Annual Meeting of Shareholders.

“We are excited to welcome David to our Board of Directors, and believe that his community leadership and corporate and investment banking experience will complement the talents already in our boardroom,” said Douglas L. Williams, President and Chief Executive Officer of Atlantic Capital. Walter M. “Sonny” Deriso, Jr., Chairman of Atlantic Capital, added, “David has an impressive resume and is passionate about community service and I look forward to working with him at Atlantic Capital.”

Mr. Eidson is President and CEO of Coxe Curry & Associates (“Coxe Curry”), a nonprofit consulting firm serving organizations in greater Atlanta and throughout the state of Georgia. Mr. Eidson joined Coxe Curry in 2012, after a 27-year career in the financial sector and more than 20 years of volunteer service in the Atlanta community. Prior to joining Coxe Curry, Mr. Eidson served in executive leadership roles with RidgeWorth Capital Management, a SunTrust subsidiary, including chief operating officer, chief executive officer and chairman, capping a corporate and investment banking career that saw him serve as head of SunTrust’s Corporate Banking and vice chairman and head of Debt Capital Markets for SunTrust Robinson-Humphrey. He is a past member of the boards of the Atlanta Community Food Bank, Hands On Atlanta, and Emory Healthcare Advisory Board. Prior to his current role at Coxe Curry, Mr. Eidson held volunteer leadership roles in fundraising activities for Auburn University, Children’s Healthcare of Atlanta, Hands On Atlanta, United Way, and Wesleyan School. He and his family are involved in numerous local service projects and global missions. He is a graduate of Leadership Atlanta and a member of Atlanta Rotary.

About Atlantic Capital Bancshares, Inc.

Atlantic Capital Bancshares, Inc. is a $2.9 billion publicly traded bank holding company headquartered in Atlanta, Georgia. Atlantic Capital offers commercial and not-for-profit banking services, specialty corporate financial services, private banking services and commercial real estate finance solutions to privately held companies and individuals in the Atlanta area, as well as payments and other specialized financial services for select clients nationally.

Contact:

Patrick T. Oakes, Executive Vice President & CFO

Email: patrick.oakes@atlcapbank.com

Phone: 404-995-6050